SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               S C H E D U L E 13D

                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 2)(1)


                         YES! ENTERTAINMENT CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    985834100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Copy to: Stephen A. Cohen, Esq.

    Applewood Associates, L.P.           Morrison Cohen Singer & Weinstein, LLP
    68 Wheatley Road                     750 Lexington Avenue
    Brookville, New York 11545           New York, New York 10022
    Telephone (516) 626-3070             Telephone (212) 735-8600

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                  May 19, 1998
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                         (Continued on following pages)


----------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 19 Pages

CUSIP
No. 985834100                         13D
================================================================================
 1  Name of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Applewood Associates, L.P.

================================================================================
 2  Check the Appropriate Box if a Member of a Group*                    (a) [ ]

                                                                         (b) [ ]

================================================================================
 3  SEC Use Only

================================================================================
 4  Source of Funds*          WC, OO                                         [ ]

================================================================================
 5  Check Box if Disclosure of Legal Proceedings is Required
    Pursuant to Item 2(d) or 2(e)

================================================================================
 6  Citizenship or Place of Organization                               New York

================================================================================
                  7    Sole Voting Power
   Number of              49,631 shares                                     0.3%
     Shares       ==============================================================
  Beneficially    8    Shared Voting Power
    Owned By              0 shares                                            0%
      Each        ==============================================================
   Reporting      9    Sole Dispositive Power
     Person               49,631 shares                                     0.3%
      With        ==============================================================
                  10   Shared Dispositive Power
                          0 shares                                            0%
================================================================================
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                                     49,631 shares

================================================================================
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*   [ ]

================================================================================
13  Percent of Class Represented by Amount in Row (11)
                                                                            0.3%

================================================================================
14  Type of Reporting Person*
                                           PN

===============================================================================

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 19 Pages

CUSIP
No. 985834100                         13D
================================================================================
 1   Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                   Barry Rubenstein

================================================================================
 2   Check the Appropriate Box if a Member of a Group*                   (a) [ ]

                                                                         (b) [ ]

================================================================================
 3   SEC Use Only

================================================================================
 4   Source of Funds*          PF, WC, OO

================================================================================
 5   Check Box if Disclosure of Legal Proceedings is Required                [ ]
     Pursuant to Item 2(d) or 2(e)

================================================================================
 6   Citizenship or Place of Organization                         United States

================================================================================
                  7    Sole Voting Power
   Number of              21,137 shares                                     0.1%
     Shares       ==============================================================
  Beneficially    8    Shared Voting Power
    Owned By              852,877 shares                                    5.1%
      Each        ==============================================================
   Reporting      9    Sole Dispositive Power
     Person                21,137 shares                                    0.1%
      With        ==============================================================
                  10   Shared Dispositive Power
                          852,877 shares                                    5.1%
================================================================================
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                                     874,014 shares

================================================================================
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*   [ ]

================================================================================
13  Percent of Class Represented by Amount in Row (11)
                                                                            5.2%

================================================================================
14  Type of Reporting Person*
                                              IN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 19 Pages

CUSIP
No. 985834100                         13D
================================================================================
 1  Name of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Barry Fingerhut

================================================================================
 2  Check the Appropriate Box if a Member of a Group*                    (a) [ ]

                                                                         (b) [ ]

================================================================================
 3  SEC Use Only

================================================================================
 4  Source of Funds*          PF, WC, OO

================================================================================
 5  Check Box if Disclosure of Legal Proceedings is Required                 [ ]
    Pursuant to Item 2(d) or 2(e)

================================================================================
 6  Citizenship or Place of Organization        United States

================================================================================
                  7    Sole Voting Power
   Number of              21,137 shares             0.1%
     Shares       ==============================================================
  Beneficially    8    Shared Voting Power
    Owned By              832,963 shares                                    5.0%
      Each        ==============================================================
   Reporting      9    Sole Dispositive Power
     Person               21,137 shares                                     0.1%
      With        ==============================================================
                  10   Shared Dispositive Power
                          832,963 shares                                    5.0%
================================================================================
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                                    854,100 shares

================================================================================
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*   [ ]

================================================================================
13  Percent of Class Represented by Amount in Row (11)
                                                                            5.1%

================================================================================
14  Type of Reporting Person*
                                              IN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 19 Pages

CUSIP
No. 985834100                         13D
================================================================================
 1  Name of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Irwin Lieber

================================================================================
 2  Check the Appropriate Box if a Member of a Group*                    (a) [ ]

                                                                         (b) [ ]

================================================================================
 3  SEC Use Only

================================================================================
 4  Source of Funds*          PF, WC, OO

================================================================================
 5  Check Box if Disclosure of Legal Proceedings is Required                 [ ]
    Pursuant to Item 2(d) or 2(e)

================================================================================
 6  Citizenship or Place of Organization                           United States

================================================================================
                  7    Sole Voting Power
   Number of              21,137 shares                                     0.1%
     Shares       ==============================================================
  Beneficially    8    Shared Voting Power
    Owned By              832,963 shares                                    5.0%
      Each        ==============================================================
   Reporting      9    Sole Dispositive Power
     Person               21,137 shares                                     0.1%
      With        ==============================================================
                  10   Shared Dispositive Power
                          832,963 shares                                    5.0%
================================================================================
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                                    854,100 shares

================================================================================
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*   [ ]

================================================================================
13  Percent of Class Represented by Amount in Row (11)
                                                                            5.1%

================================================================================
14  Type of Reporting Person*
                                              IN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 19 Pages

CUSIP
No. 985834100                         13D
================================================================================
 1  Name of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Woodland Partners

================================================================================
 2  Check the Appropriate Box if a Member of a Group*                    (a) [ ]

                                                                         (b) [ ]

================================================================================
 3  SEC Use Only

================================================================================
 4  Source of Funds*          WC, OO

================================================================================
 5  Check Box if Disclosure of Legal Proceedings is Required                [ ]
    Pursuant to Item 2(d) or 2(e)

================================================================================
 6  Citizenship or Place of Organization                               New York

================================================================================
                  7    Sole Voting Power
   Number of              0 shares                                            0%
     Shares       ==============================================================
  Beneficially    8    Shared Voting Power
    Owned By              0 shares                                            0%
      Each        ==============================================================
   Reporting      9    Sole Dispositive Power
     Person               0 shares                                            0%
      With        ==============================================================
                  10   Shared Dispositive Power
                          0 shares                                            0%
================================================================================
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                                    0 shares

================================================================================
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*   [ ]

================================================================================
13  Percent of Class Represented by Amount in Row (11)
                                                                              0%

================================================================================
14  Type of Reporting Person*
                                              PN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 19 Pages

CUSIP
No. 985834100                         13D
================================================================================
 1  Name of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Woodland Venture Fund

================================================================================
 2  Check the Appropriate Box if a Member of a Group*                    (a) [ ]

                                                                         (b) [ ]

================================================================================
 3  SEC Use Only

================================================================================
 4  Source of Funds*          WC, OO

================================================================================
 5  Check Box if Disclosure of Legal Proceedings is Required                 [ ]
    Pursuant to Item 2(d) or 2(e)

================================================================================
 6  Citizenship or Place of Organization        New York

================================================================================
                  7    Sole Voting Power
   Number of              9,957 shares                                      0.1%
     Shares       ==============================================================
  Beneficially    8    Shared Voting Power
    Owned By              9,957 shares                                      0.1%
      Each        ==============================================================
   Reporting      9    Sole Dispositive Power
     Person               9,957 shares                                      0.1%
      With        ==============================================================
                  10   Shared Dispositive Power
                          9,957 shares                                      0.1%
================================================================================
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                                        19,914 shares

================================================================================
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*   [ ]

================================================================================
13  Percent of Class Represented by Amount in Row (11)
                                                                            0.1%

================================================================================
14  Type of Reporting Person*
                                              PN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 19 Pages

CUSIP
No. 985834100                         13D
================================================================================
 1  Name of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Seneca Ventures

================================================================================
 2  Check the Appropriate Box if a Member of a Group*                    (a) [ ]

                                                                         (b) [ ]

================================================================================
 3  SEC Use Only

================================================================================
 4  Source of Funds*          PF, WC, OO

================================================================================
 5  Check Box if Disclosure of Legal Proceedings is Required                 [ ]
    Pursuant to Item 2(d) or 2(e)

================================================================================
 6  Citizenship or Place of Organization                                New York

================================================================================
                  7    Sole Voting Power
   Number of              9,957 shares                                      0.1%
     Shares       ==============================================================
  Beneficially    8    Shared Voting Power
    Owned By              9,957 shares                                      0.1%
      Each        ==============================================================
   Reporting      9    Sole Dispositive Power
     Person               9,957 shares                                      0.1%
      With        ==============================================================
                  10   Shared Dispositive Power
                          9,957 shares                                      0.1%
================================================================================
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                                     19,914 shares

================================================================================
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*   [ ]

================================================================================
13  Percent of Class Represented by Amount in Row (11)
                                                                            0.1%

================================================================================
14  Type of Reporting Person*
                                              PN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 19 Pages

CUSIP
No. 985834100                         13D
================================================================================
 1  Name of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Marilyn Rubenstein

================================================================================
 2  Check the Appropriate Box if a Member of a Group*                    (a) [ ]

                                                                         (b) [ ]

================================================================================
 3  SEC Use Only

================================================================================
 4  Source of Funds*          WC, OO

================================================================================
 5  Check Box if Disclosure of Legal Proceedings is Required                 [ ]
    Pursuant to Item 2(d) or 2(e)

================================================================================
 6  Citizenship or Place of Organization                          United States

================================================================================
                  7    Sole Voting Power
   Number of              0 shares                                            0%
    Shares        ==============================================================
  Beneficially    8    Shared Voting Power
    Owned By              41,051 shares                                     0.2%
      Each        ==============================================================
   Reporting      9    Sole Dispositive Power
     Person               0 shares                                            0%
      With        ==============================================================
                  10   Shared Dispositive Power
                            41,051 shares                                   0.2%
================================================================================
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                                     41,051 shares

================================================================================
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*   [ ]

================================================================================
13  Percent of Class Represented by Amount in Row (11)
                                                                            0.2%

================================================================================
14  Type of Reporting Person*
                                              IN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 19 Pages

CUSIP
No. 985834100                         13D

================================================================================
 1  Name of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Seth Lieber

================================================================================
 2  Check the Appropriate Box if a Member of a Group*                    (a) [ ]

                                                                         (b) [ ]

================================================================================
 3  SEC Use Only

================================================================================
 4  Source of Funds*          WC

================================================================================
 5  Check Box if Disclosure of Legal Proceedings is Required
    Pursuant to Item 2(d) or 2(e)

================================================================================
 6  Citizenship or Place of Organization                           United States

================================================================================
                  7    Sole Voting Power
   Number of              0 shares                                            0%
     Shares       ==============================================================
  Beneficially    8    Shared Voting Power
    Owned By              49,631 shares                                     0.3%
      Each        ==============================================================
   Reporting      9    Sole Dispositive Power
     Person               0 shares                                            0%
      With        ==============================================================
                  10   Shared Dispositive Power
                          49,631 shares                                     0.3%
================================================================================
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                                     49,631 shares

================================================================================
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*   [ ]

================================================================================
13  Percent of Class Represented by Amount in Row (11)
                                                                            0.3%

================================================================================
14  Type of Reporting Person*
                                              IN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 19 Pages

CUSIP
No. 985834100                         13D
================================================================================
 1  Name of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Jonathan Lieber

================================================================================
 2  Check the Appropriate Box if a Member of a Group*                    (a) [ ]

                                                                         (b) [ ]

================================================================================
 3  SEC Use Only

================================================================================
 4  Source of Funds*          WC

================================================================================
 5  Check Box if Disclosure of Legal Proceedings is Required                 [ ]
    Pursuant to Item 2(d) or 2(e)

================================================================================
 6  Citizenship or Place of Organization                           United States

================================================================================
                  7    Sole Voting Power
   Number of                0 shares                                          0%
     Shares       ==============================================================
  Beneficially    8    Shared Voting Power
    Owned By              49,631 shares                                     0.3%
      Each        ==============================================================
   Reporting      9    Sole Dispositive Power
     Person               0 shares                                            0%
      With        ==============================================================
                  10   Shared Dispositive Power
                          49,631 shares                                     0.3%
================================================================================
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                                        49,631 shares

================================================================================
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*   [ ]

================================================================================
13  Percent of Class Represented by Amount in Row (11)
                                                                            0.3%

================================================================================
14  Type of Reporting Person*
                                              IN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 19 Pages

CUSIP
No. 985834100                         13D
================================================================================
 1  Name of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Woodland Services Corp.

================================================================================
 2  Check the Appropriate Box if a Member of a Group*                    (a) [ ]

                                                                         (b) [ ]

================================================================================
 3  SEC Use Only

================================================================================
 4  Source of Funds*          WC, OO

================================================================================
 5  Check Box if Disclosure of Legal Proceedings is Required                 [ ]
    Pursuant to Item 2(d) or 2(e)

================================================================================
 6  Citizenship or Place of Organization                                New York

================================================================================
                  7    Sole Voting Power
   Number of              0 shares                                            0%
     Shares       ==============================================================
  Beneficially    8    Shared Voting Power
    Owned By              19,914 shares                                     0.1%
      Each        ==============================================================
   Reporting      9    Sole Dispositive Power
     Person               0 shares                                            0%
      With        ==============================================================
                  10   Shared Dispositive Power
                          19,914 shares                                     0.1%
================================================================================
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                                     19,914 shares

================================================================================
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*   [ ]

================================================================================
13  Percent of Class Represented by Amount in Row (11)
                                                                            0.1%

================================================================================
14  Type of Reporting Person*
                                              CO

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 19 Pages

CUSIP
No. 985834100                         13D

================================================================================
 1  Name of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (Entities Only)
                      The Marilyn and Barry Rubenstein Family Foundation

================================================================================
 2  Check the Appropriate Box if a Member of a Group*                    (a) [ ]

                                                                         (b) [ ]

================================================================================
 3  SEC Use Only

================================================================================
 4  Source of Funds*          WC, OO

================================================================================
 5  Check Box if Disclosure of Legal Proceedings is Required
    Pursuant to Item 2(d) or 2(e)

================================================================================
 6  Citizenship or Place of Organization                               New York

================================================================================
                  7    Sole Voting Power
   Number of              0 shares                                            0%
     Shares       ==============================================================
  Beneficially    8    Shared Voting Power
    Owned By              0 shares                                            0%
      Each        ==============================================================
   Reporting      9    Sole Dispositive Power
     Person               0 shares                                            0%
      With        ==============================================================
                  10   Shared Dispositive Power
                          0 shares                                            0%
================================================================================
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                                        0 shares

================================================================================
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*   [ ]

================================================================================
13  Percent of Class Represented by Amount in Row (11)
                                                                             0%

================================================================================
14  Type of Reporting Person*
                                              OO

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 19 Pages

     This Statement, dated May 19, 1998, constitutes Amendment No. 2 to the
Schedule 13D, dated June 8, 1995, regarding the reporting persons ownership of certain securities of YES! Entertainment Corporation (the "Issuer").

     The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Amendment No. 2 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.

ITEM 4. Purpose of Transaction.

     Certain reporting persons have filed Form 144's, Notice of Proposed Sale of Securities Pursuant to Rule 144 Under The Securities Act of 1933, indicating an intention to sell additional securities of the Issuer from time to time.

ITEM 5. Interests in Securities of the Issuer.

        (a) The following list sets forth the aggregate number and percentage (based on 16,440,733 shares of Common Stock outstanding as reported in the Issuer's Form 10-K for the year ended December 31, 1997) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of May 19, 1998:

                                             Shares of              Percentage of Shares
                                           Common Stock                of Common Stock
Name                                    Beneficially Owned(2)       Beneficially Owned(2)
----                                    ---------------------       ---------------------
Applewood Associates, L.P.                 49,631                             0.3%
Barry Rubenstein                          874,014(3,4,5,6,7)                  5.2%

----------
(2) Includes shares of Common Stock issuable upon the exercise of the Private Placement Warrants.

(3) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therein.

(4) Includes 350,314 shares of Common Stock and 180,807 shares of Common Stock issuable upon the exercise of the Private Placement Warrants owned by 21st Century, 47,161 shares of Common Stock owned by Foreign, 24,341 shares of Common Stock issuable upon the exercise of the Private Placement Warrants owned by Foreign, 119,191 shares of Common Stock owned by T-E, and 61,518 shares of Common Stock issuable upon the exercise of the Private Placement Warrants owned by T-E.

(5) Includes 49,631 shares of Common Stock issuable upon the exercise of the Private Placement Warrants owned by Applewood.

(6) Includes 18,380 shares of Common Stock and 2,757 shares of Common Stock issuable upon the exercise of the Private Placement Warrants owned by Barry Rubenstein.

(7) Includes 9,957 shares and 9,957 shares of Common Stock issuable upon the exercise of the Private Placement Warrants owned by the Fund and Seneca, respectively.

                               Page 14 of 19 Pages

                                              Shares of              Percentage of Shares
                                            Common Stock                of Common Stock
Name                                     Beneficially Owned(2)       Beneficially Owned(2)
----                                     ---------------------       ---------------------
Barry Fingerhut                            854,100(3,4,5,8)                   5.1%
Irwin Lieber                               854,100(3,4,5,9)                   5.1%
Woodland Partners                                0                              0%
Woodland Venture Fund                       19,914(3,7)                       0.1%
Seneca Ventures                             19,914(3,7)                       0.1%
Woodland Services Corp.                     19,914(3,7)                       0.1%
The Marilyn and Barry Rubenstein Family
   Foundation                                    0                              0%
Marilyn Rubenstein                          41,051(3,6,7)                     0.2%
Seth Lieber                                 49,631(3,5)                       0.3%
Jonathan Lieber                             49,631(3,5)                       0.3%

     (b) Applewood has sole power to vote and to dispose of 49,631 shares of Common Stock (which represents shares issuable upon the exercise of the Private Placement Warrants), representing approximately 0.3% of the outstanding Common Stock.

         By virtue of being a shareholder, officer and director of InfoMedia, a general partner of Applewood, of Seneca, and the Fund, Barry Rubenstein may be deemed to have shared power to vote and to dispose of 852,877 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants), representing approximately 5.1% of the outstanding Common Stock. Barry Rubenstein has sole power to vote and to dispose of 18,380 shares of Common Stock and 2,757 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, representing approximately 0.1% of the outstanding Common Stock.

         By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Barry Fingerhut may be deemed to have shared power to vote and to dispose of 832,963 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants), representing approximately 5.0% of the outstanding Common Stock. Barry Fingerhut has sole power to vote and to dispose of 18,380 shares of Common Stock and 2,757 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, representing approximately 0.1% of the outstanding Common Stock.

         By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Irwin Lieber may be deemed to have shared power to vote and to dispose of 832,963 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants), representing approximately 5.0% of the outstanding Common Stock. Irwin Lieber has sole power to vote and to dispose of 18,380 shares of Common Stock and 2,757 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, representing approximately 0.1% of the outstanding Common Stock.


----------
(8) Includes 18,380 shares of Common Stock and 2,757 shares of Common Stock issuable upon the exercise of the Private Placement Warrants owned by Barry Fingerhut.

(9) Includes 18,380 shares of Common Stock and 2,757 shares of Common Stock issuable upon the exercise of the Private Placement Warrants owned by Irwin Lieber.

                               Page 15 of 19 Pages

         The Fund has sole power to vote and to dispose of 9,957 shares of Common Stock (which represents shares issuable upon the exercise of the Private Placement Warrants), representing approximately 0.1% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 9,957 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants), representing approximately 0.1% of the outstanding Common Stock.

         Seneca has sole power to vote and to dispose of 9,957 shares of Common Stock (which represents shares issuable upon the exercise of the Private Placement Warrants), representing approximately 0.1% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 9,957 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants), representing approximately 0.1% of the outstanding Common Stock.

         By virtue of being a general partner of Seneca and the Fund, Services may be deemed to have shared power to vote and to dispose of 19,914 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants), representing approximately 0.1% of the outstanding Common Stock.

         By virtue of being wife of Barry Rubenstein, Marilyn Rubenstein may be deemed to have shared power to vote and to dispose of 41,051 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants), representing approximately 0.2% of the outstanding Common Stock.

         By virtue of being an officer of Applewood Capital Corp., Seth Lieber may be deemed to have shared power to vote and to dispose of 49,631 shares of Common Stock (which represents shares issuable upon the exercise of the Private Placement Warrants), representing approximately 0.3% of the outstanding Common Stock.

         By virtue of being an officer of Applewood Capital Corp., Jonathan Lieber may be deemed to have shared power to vote and to dispose of 49,631 shares of Common Stock (which represents shares issuable upon the exercise of the Private Placement Warrants), representing approximately 0.3% of the outstanding Common Stock.

     (c) The following is a description of all transactions in the securities of the Issuer by the persons identified in Item 2 of this Schedule 13D effected from March 19, 1998 to May 19, 1998, inclusive:

                               Page 16 of 19 Pages

                                    Purchase             Number of          Purchase
                                        or                Warrants             or
Name of Shareholder                 Sale Date        Purchased or (Sold)   Sales Price
-------------------                 ---------        -------------------   -----------
Applewood Associates, L.P.            4/20/98             (50,000)           $ 0.625

                                      5/19/98             (425,857)          $ 0.625

Seneca Ventures                       5/19/98             (105,809)          $ 0.625

Woodland Venture Fund                 5/19/98             (105,809)          $ 0.625

         The reporting persons made their sales of securities in the over-the-counter market.

         (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

         (e) On January 5, 1996, Woodland Partners, the Fund, Seneca, Marilyn Rubenstein, Services and the Foundation ceased to be the beneficial owners of more than five percent (5%) of the Common Stock. As of April 1, 1996, Applewood Associates, L.P., Seth Lieber and Jonathan Lieber ceased to be the beneficial owners of more than five percent (5%) of the Common Stock.

                               Page 17 of 19 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Date: May 27, 1998

                            APPLEWOOD ASSOCIATES, L.P.

                            By: /s/ Barry Rubenstein
                                -----------------------------------------------
                                Barry Rubenstein, A General Partner

                            WOODLAND PARTNERS

                            By: /s/ Barry Rubenstein
                                -----------------------------------------------
                                Barry Rubenstein, A General Partner

                            SENECA VENTURES

                            By: /s/ Barry Rubenstein
                                -----------------------------------------------
                                Barry Rubenstein, A General Partner

                            WOODLAND VENTURE FUND

                            By: /s/ Barry Rubenstein
                                -----------------------------------------------
                                Barry Rubenstein, A General Partner

                            WOODLAND SERVICES CORP.

                            By: /s/ Barry Rubenstein
                                -----------------------------------------------
                                Barry Rubenstein, President

                               Page 18 of 19 Pages

                            THE MARILYN AND BARRY RUBENSTEIN FAMILY
                             FOUNDATION


                            By: /s/ Barry Rubenstein
                                -----------------------------------------------
                                Barry Rubenstein, Trustee


                                /s/ Barry Rubenstein
                            ---------------------------------------------------
                                Barry Rubenstein


                               /s/ Irwin Lieber
                            ---------------------------------------------------
                               Irwin Lieber


                               /s/ Barry Fingerhut
                            ---------------------------------------------------
                               Barry Fingerhut


                               /s/ Marilyn Rubenstein
                            ---------------------------------------------------
                               Marilyn Rubenstein


                               /s/ Seth Lieber
                            ---------------------------------------------------
                               Seth Lieber


                               /s/ Jonathan Lieber
                            ---------------------------------------------------
                              Jonathan Lieber

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                               Page 19 of 19 Pages